UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2013 Alan Cormier commenced employment with ModusLink Global Solutions, Inc. (the “Company”) as Senior Vice President and General Counsel of the Company. In connection therewith, the Company and Mr. Cormier executed an employment offer letter on December 20, 2013 (the “Offer Letter”), which provides for the employment of Mr. Cormier at an annualized base salary of $275,000. Mr. Cormier is also eligible for an annual cash bonus, with a target bonus equal to 50% of his base salary. For fiscal 2013 the bonus will be prorated for the portion of the year in which he is employed.

Pursuant to the Offer Letter, on his start date Mr. Cormier was granted a stock option (the “Option”) to purchase 6,127 shares of the Company’s common stock with an exercise price of $5.73 (the closing price of the Company’s common stock on Mr. Cormier’s first day of employment with the Company). The Option has a seven-year term and will vest and become exercisable as to 25% of the total number of shares subject to the Option on the first anniversary of the grant date and as to 1/48th of the shares subject to the Option each month starting on the 13th monthly anniversary date of Mr. Cormier’s first day of employment with the Company, so that the Option becomes fully vested and exercisable on the fourth anniversary of the grant date.

In addition, Mr. Cormier is eligible for a performance based restricted stock grant in fiscal 2014 with a target of $38,500 in accordance with the Company’s FY2014 Performance Based Restricted Stock Bonus Plan. Mr. Cormier will also be provided a monthly car allowance of $1,000.

On Mr. Cormier’s first day of employment, the Company and Mr. Cormier entered into an Executive Severance Agreement, which provides that in the event of termination by the Company without cause, or Mr. Cormier’s termination for good reason, for severance payments equaling fifty percent (50%) of his then current annualized base salary, payable in installments over a period of six (6) months following the termination date. Such severance payments shall not be payable in the event of Mr. Cormier’s transfer of employment to Steel Partners nor upon a sale of the ModusLink supply chain business, provided in either case he receives an offer of employment to a position substantially comparable to the position, with the duties, described in the Offer Letter. The Company also entered into an Indemnification Agreement with Mr. Cormier effective on the first day of his employment.

Mr. Cormier, 63, joins the Company from Sycamore Networks, Inc., an intelligent bandwidth management services company, where he served as president and chief executive officer and where he was general counsel and secretary from December 2004 through March 2013. Previously, he was vice president, general counsel and secretary at Manufacturers’ Services Limited, a contract manufacturing company, from July 2000 through March 2004. In addition, Mr. Cormier served as vice president, general counsel and clerk of Dynamics Research Corporation, a provider of information technology, engineering, logistics and other consulting services, and previously worked approximately 20 years in senior legal positions at Wang Global Corporation (formerly Wang Laboratories, Inc.).

There is no arrangement or understanding between Mr. Cormier and any other person pursuant to which he was selected as Senior Vice President and General Counsel of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Cormier has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Cormier and any director or other executive officer of the Company.

The foregoing description is subject to, and qualified in its entirety by, the Offer Letter and the Executive Severance Agreement, each of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: December 26, 2013	By:	/s/ Steven G. Crane
	Name:	Steven G. Crane
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter from ModusLink Global Solutions, Inc. to Alan Cormier entered into December 20, 2013.

10.2	Executive Severance Agreement by and between ModusLink Global Solutions, Inc. and Alan Cormier, dated as of December 23, 2013.